Exhibit 2.3

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made this 20th day of February, 2009 among Chesapeake Louisiana, L.P., an Oklahoma limited partnership (“Chesapeake”) and Plains Exploration & Production Company, a Delaware corporation, and its wholly owned subsidiaries, PXP Louisiana L.L.C., a Delaware limited liability company and PXP Louisiana Operations LLC, a Delaware limited liability company (collectively, “PXP”). Chesapeake and PXP shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS, Chesapeake and PXP desire to amend certain provisions of that certain Participation Agreement dated July 7, 2008, by and between Chesapeake and PXP (the “Agreement”).

NOW THEREFORE, IN CONSIDERATION OF the mutual covenants set forth herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PXP and Chesapeake hereby amend the Agreement as follows:

1. Definitions and References. As used in this Amendment, except as otherwise defined herein, all terms defined or referenced in the Agreement will have the same meanings herein as therein.

2. Recitals. The first recital of the Agreement is deleted in its entirety and replaced with the following recital:

“WHEREAS, pursuant to the PSA Chesapeake has conveyed or will convey to PXP an undivided twenty percent (20%) interest in certain oil, and gas leasehold interests owned by Chesapeake covering certain lands in the AMI; and”

3. Amendment of Section 1.4. Section 1.4 is deleted in its entirety and replaced with the following:

“1.4 AMI Lease” shall mean any Acquired Interest within the AMI acquired by an Acquiring Party during the Term of this Agreement in which the Non-Acquiring Party elected to participate, including without limitation a leasehold interest in any Mineral Interests (such Leases on the Chesapeake Group’s Mineral Interests to be at a seventy-five percent (75%) Net Revenue Interest), RESERVING AND EXCEPTING unto Chesapeake, however, the ORRI with respect thereto.

4. Amendment of Section 1.34. Section 1.34 is amended to delete the following clause: “, plus the amount of any additions pursuant to Section 4.5 of the PSA”.

5. Amendment of Section 1.36. Section 1.36 is deleted in its entirety and replaced with the following:

“1.36 “Promoted Well Costs” shall mean fifty percent (50%) of: (a) Chesapeake’s Working Interest share of all Well Costs and (b) those Well Costs assumed by Chesapeake as a result of non-consent elections, or the existence of other non-participating interests, which are subject to recoupment penalties of three hundred percent (300%) or more. In the event that Chesapeake assigns a portion of its Working Interest to a third party, Promoted Well Costs shall also include fifty percent (50%) of such assigned Working Interest share of Well Costs, IF AND ONLY IF (w.) Chesapeake does not assign to such third party Chesapeake’s rights with respect to PXP’s obligation to pay Promoted Well Costs, (x.) Chesapeake remains the operator of the affected Well, (y.) Chesapeake holds a minimum fifty-one percent (51%) Working Interest in the Joint Leases contributing acreage to the affected Well, and (z.) PXP’s benefits under the tax partnership provisions attached as Exhibit “D” are no less than if such assignment had not occurred. Solely as an example with respect to the Promoted Well Costs determination under subpart (a.) of this Section, if Chesapeake assigns another twenty percent (20%) Working Interest to a third party, meets the conditions of subparts (w.) through (z.) of this Section and thereby reduces Chesapeake’s Working Interest from eighty percent (80%) to sixty percent (60%), PXP would continue to pay Promoted Wells Costs equal to fifty percent (50%) of eighty percent (80%).”

6. Amendment of Exhibit “C”. The form of JOA attached to the Agreement as Exhibit “C” is hereby deleted and the form of JOA attached hereto as Exhibit “C” is hereby substituted therefor.

7. Amendment of Section 2.1. Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.1 Subject to the terms of Section 2.2 below, concurrent with any acquisition of a Joint Lease by the Parties, the form of JOA attached to this Agreement as Exhibit “C” shall be deemed to cover each such Joint Lease individually without need for further execution or action by the Parties. If one or more Joint Leases contributes acreage in support of a Well to be drilled and a contract area to be formed for such Well, the Parties shall execute a JOA which shall cover all contributing Joint Leases insofar as they are included in such contract area and upon execution, such contributing Joint Leases and the land included to the extent included in such contract area covered under the executed JOA shall simultaneously no longer be deemed to be covered by the form of JOA for all Joint Leases attached as Exhibit C. Chesapeake is designated as Operator during the Term of this Agreement and under the terms of the JOAs.”

8. Amendment of Section 3.1. Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“For any Well in which Chesapeake elects to participate prior to total expenditure of the Promote Cap (“Promoted Well”), PXP shall participate in such Promoted Well and agrees to be responsible for and pay on a current and timely basis Promoted Well Costs. PXP’s obligation to pay Promoted Well Costs shall be in addition to the Closing Payments payable by PXP to Chesapeake pursuant to the PSA. PXP shall pay the Promoted Well Costs in addition to PXP’s Working Interest share of Well Costs. Notwithstanding anything contained in this Agreement to the contrary, PXP’s obligation to pay Promoted Well Costs shall terminate at such time as the aggregate Promoted Well Costs paid by PXP equals the Promote Cap or the end of the Initial Term, whichever occurs first. In the event of a cash refund pursuant to Sections 4.4(c.) and 4.6 of the PSA, then the Promote Cap shall be reduced by the amount of such refund.”

9. Addition of Section 3.4. Section 3 of the Agreement is hereby amended by the addition thereto of the following Section 3.4:

“3.4 The Parties agree that PXP shall have a one time option, exercisable by written notice to Chesapeake between June 15 and June 30, 2010, to reduce the Promote Cap by Eight Hundred Million Dollars ($800,000,000.00) by assigning to Chesapeake, effective as of December 31, 2010, fifty percent (50%) of all of PXP’s right, title, and interest in and with respect to the AMI, including but not limited to the Joint Leases and any Wells, pipelines, inventory, equipment and other assets within the AMI (hereinafter the “Returned Interests”). Such assignments of the Returned Interests shall utilize a similar form of assignment as the one attached as Exhibit “C” to the PSA, except that such form shall be modified to include the appropriate granting language necessary to address all of the interests to be conveyed as provided herein, and shall be free and clear of any liens or encumbrances created by PXP. If on December 31, 2010, the unused Promote Cap is less than Eight Hundred Million Dollars ($800,000,000.00) CHK shall pay to PXP an amount equal to Eight Hundred Million Dollars ($800,000,000.00) minus the unused Promote Cap as of December 31, 2010 in exchange for PXP’s assignment to Chesapeake of the Returned Interests. Additionally, the parties agree that in the event PXP exercises its option, within ninety (90) days after the Closing, the parties shall calculate any adjustment and tender payment to properly account to each other for the allocation of revenues, costs, taxes and gas imbalances (if any) as of December 31, 2010. Notwithstanding, in the event that PXP sells, assigns or otherwise conveys any of it’s right, title and interest within the AMI prior to conveyance to Chesapeake pursuant to the exercise of the option provided herein, then the Eight Hundred Million Dollars ($800,000,000.00) of consideration to be tendered by Chesapeake shall be proportionately reduced.”

10. Amendment of Section 8.1. Section 8.1 of the Agreement is hereby amended by adding “(as defined in the PSA), PSA Leases” following the words “Substitute Acreage” in the second sentence of such Section.

11. Amendment of Section 26. Section 26 of the Agreement is hereby deleted in its entirety and replaced with the following:

“If any member of the Chesapeake Group provides or performs, or forms a special purpose entity that would not otherwise be considered an Affiliate of a Chesapeake Group member (“Special Purpose Marketing Entity”) which provide or performs, any Marketing and Other Services for Chesapeake’s own account with respect to any Well participated in by PXP, Chesapeake agrees to use its best efforts to provide, or cause to be provided, such Marketing and Other Services to PXP in accordance with the provisions of this Section. PXP hereby agrees to dedicate to Chesapeake the natural gas produced attributable to PXP’s Working Interest in any Well for a fifteen (15) year term renewable on a year to year basis thereafter. The fees and terms for Marketing and Other Services shall be reflective of market conditions, quality, quantity and the construction, maintenance, operating and other costs incurred in providing the particular Marketing Services or Other Services. In no event, however, shall such fees charged to PXP be greater than the fees charged by the member of the Chesapeake Group or the Special Purpose Marketing Entity performing the Marketing and Other Services to the member of the Chesapeake Group owning an interest in the same Well and such fees shall in no event exceed the lesser of: (i) three (3) percent of the gross proceeds received from the sale of hydrocarbons attributable to PXP’s Working Interest or (ii) $375,000 per month. Notwithstanding anything to the contrary set forth in this Agreement, no member of the Chesapeake Group directly or via the Special Purpose Marketing Entity will have any obligation to continue to provide Marketing or Other Services to PXP with respect to any Well at any time after the provision of such Marketing and Other Services becomes uneconomic and such services are no longer being provided to a Chesapeake Group member with respect to such Well.”

12. Full Force and Effect. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

13. Governing Law. This Amendment will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Louisiana.

14. Counterparts. This Amendment may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, PXP and Chesapeake have executed this Amendment effective as of the date first above written.

CHESAPEAKE:

CHESAPEAKE LOUISIANA, L.P., an Oklahoma limited partnership
By:	Chesapeake Operating, Inc., General Partner

By	/s/ Douglas J. Jacobson
Douglas J. Jacobson
Executive Vice President

PXP:

PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois
Executive Vice President – Exploration & Production

PXP LOUISIANA L.L.C., a Delaware limited liability company

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois, Vice President

PXP LOUISIANA OPERATIONS LLC, a Delaware limited liability company

By:	/s/ Doss R. Bourgeois
Doss R. Bourgeois, Vice President

Exhibit – “C”

JOINT OPERATING AGREEMENT